SCHEDULE I

TO THE DISTRIBUTION AGREEMENT

between

VICTORY PORTFOLIOS

and

VICTORY CAPITAL SERVICES, INC.

	Fund Name		Fund Name
1	Victory Diversified Stock Fund	20	Victory RS Large Cap Alpha Fund
2	Victory Floating Rate Fund	21	Victory RS Mid Cap Growth Fund
3	Victory Global Energy Transition Fund	22	Victory RS Partners Fund
4	Victory High Income Municipal Bond Fund	23	Victory RS Science and Technology Fund
5	Victory High Yield Fund	24	Victory RS Select Growth Fund
6	Victory Fund for Income	25	Victory RS Small Cap Growth Fund
7	Victory Investment Grade Convertible Fund	26	Victory RS Value Fund
8	Victory Low Duration Bond Fund	27	Victory S&P 500 Index Fund
9	Victory Core Bond Fund	28	Victory Sycamore Established Value Fund
10	Victory Integrity Discovery Fund	29	Victory Sycamore Small Company Opportunity Fund
11	Victory Integrity Mid-Cap Value Fund	30	Victory Tax-Exempt Fund
12	Victory Integrity Small/Mid-Cap Value Fund	31	Victory Trivalent International Fund-Core Equity
13	Victory Integrity Small-Cap Value Fund	32	Victory Trivalent International Small-Cap Fund

14Victory Mid-Cap Core Growth Fund

15Victory Multi-Cap Fund

16Victory RS Global Fund

17Victory RS Growth Fund

18Victory RS International Fund

19Victory RS Investors Fund

As of December 4, 2025

VICTORY PORTFOLIOS

By:

/S/ THOMAS DUSENBERRY

Name: Thomas Dusenberry

Title: President

VICTORY CAPITAL SERVICES, INC.

By:

/S/ CHRISTOPHER PONTE

Name: Christopher Ponte

Title: Chief Financial Officer